UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  January 23, 2007 (January 17, 2007)

Momenta Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50797	04-3561634
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

675 West Kendall Street, Cambridge, MA	02142
(Address of Principal Executive Offices)	(Zip Code)

(617) 491-9700
 (Registrant’s telephone number,
 including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On January 17, 2007, the Compensation Committee and the Executive Compensation Committee of the Board of Directors (the “Board”) of Momenta Pharmaceuticals, Inc. (the “Company”) approved the issuance of 175,000 shares (the “Shares”) of restricted common stock, $0.0001 par value per share (the “Common Stock”) to Craig A. Wheeler, the Company’s President and Chief Executive Officer.  Under the terms of the Employment Agreement (the “Employment Agreement”) executed with Mr. Wheeler on August 22, 2006, the Company agreed to issue the Shares to Mr. Wheeler on or about January 1, 2007, so long as he remained employed by the Company.

The vesting and forfeiture provisions applicable to the Shares are set forth in a Restricted Stock Agreement (the “Award Agreement”) which is attached as Exhibit D to the Employment Agreement which was filed with the Securities and Exchange Commission (the “SEC”) on November 8, 2006 with the Company’s Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2006.

Subject to the acceleration provisions set forth in the Employment Agreement, the Shares shall vest and become free from forfeiture upon fulfillment of any of the following conditions:

(1)   on the date that the Board certifies that the Company (or any of the Company’s partners or collaborators) has commercially launched M-Enoxaparin in the United States, provided that (A) such commercial launch shall have occurred prior to January 17, 2011 and (B) Mr. Wheeler is then employed by the Company.

(2)   on January 17, 2011, provided that Mr. Wheeler is then employed by the Company and the Board certifies that any one of the three following events shall have occurred:

(A)                              the Company has consummated a public offering of shares of its Common Stock pursuant to a registration statement filed with the SEC with gross proceeds to the Company totaling at least $40.0 million;

(B)                                the Company has executed a collaboration agreement with an unaffiliated third party partner (and has fulfilled the conditions to closing set forth in such agreement or related agreement(s), including, HSR and other approvals), the terms of which shall include an irrevocable commitment from such third party to provide cash payments of at least $40.0 million to the Company within four years of the date of execution of such collaboration agreement, provided that such unaffiliated third party partner shall not include any party (i) with which the Company has an executed agreement or (ii with which the Company has actively negotiated a collaboration, in each case prior to the date of the Employment Agreement; or

(C)                                the closing price of the Common Stock on the Nasdaq Global Market has equaled or exceeded $25.00 over a period of 20 consecutive trading days (such price to be adjusted in the event of a stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event).

Notwithstanding the foregoing, if at any time during the four year-period ending on January 17, 2011 the Board elects to abandon the M-Enoxaparin program and no longer pursue the commercialization of M-Enoxaparin either for strategic reasons or as a result of adverse events in the regulatory process, the Shares shall vest and become free from the forfeiture on the date that the Board certifies that any one of the three events set forth in item (2) above shall have occurred.

(3)   in the event the Shares do not vest before January 17, 2011 in accordance with the conditions set forth in items (1) or (2) above, provided that Mr. Wheeler is then employed by the Company, the date the Board certifies that (A) the Company has commercially launched M-Enoxaparin in the United States or (B) any one of the three events set forth in item (2)(A)-(C) above shall have occurred, in each case on or after January 17, 2011 but prior to January 17, 2013.

The foregoing description of the Award Agreement is qualified in its entirety by the full text of the Award Agreement, which was filed as Exhibit D to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the Quarter ended September 30, 2006 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1

Form of Restricted Stock Agreement (Filed as Exhibit D to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the Quarter ended September 30, 2006, Commission File No. 0-50797) is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOMENTA PHARMACEUTICALS, INC.

Date: January 23, 2007	By:	/s/ Richard P. Shea
Richard P. Shea Chief Financial Officer (Principal Financial Officer)